Exhibit 10.16

March 20, 2006

«Name»

«Company»

«Locality»

RE:	EXECUTIVE COMPLETION BONUS AGREEMENT

Dear «Name1»:

You received a letter in December 2005 advising you that you would be eligible to receive a special Executive Completion bonus.

Your knowledge, skills and executive leadership are essential to the successful completion of our planned divestiture with RWE. Having a dedicated executive team committed personally to the success of the divestiture is critical to our successfully achieving this transaction. We are pleased that you are part of our Executive Management Team.

This special completion bonus is intended to provide you with additional incentive to remain with American Water through the closing of the divestiture transaction. You will be rewarded for continuing to devote your fullest efforts to effectively performing your duties and responsibilities, including your personal leadership and support in positively marketing our business and preparing for the divestiture from RWE in whatever form the transaction occurs.

You will be eligible to receive a completion bonus targeted to be «Compl_»% of your annual base salary in effect on January 1, 2006 provided the following conditions are met:

•	You must effectively perform your job duties and responsibilities including demonstrating personal leadership and support to positively marketing our business and preparing for the divestiture

•	You must maintain confidentiality of this agreement, including its existence and the specific terms and conditions stated herein.

•	Your employment with American Water must not be voluntarily terminated by you or terminated by the Company “for cause.”

Determination of whether the above conditions for payment of the completion bonus have been satisfied shall be at the sole discretion of RWE.

«Name»

Executive Completion Bonus Agreement

March 20, 2006

If the conditions are satisfied, you will be entitled to 50% of the targeted amount of your completion bonus. Your entitlement to the remaining 50% of the targeted amount will be based upon your personal leadership and support in positively marketing our business and preparing for the divestiture as determined in the sole discretion of RWE. Your completion bonus will be paid within thirty (30) days of closing in a lump sum and will be reduced by any applicable federal, state and local taxes required to be withheld.

To acknowledge and confirm your agreement to be eligible for this senior executive completion bonus, subject to the above conditions, please sign, date and return one copy of this letter agreement to the undersigned within 14 days of the above date.

Sincerely,

George MacKenzie

President and CEO

American Water

Acknowledgement and Acceptance:

Signed:		Date:
«Name»